AMERICAN MUTUAL FUND, INC.

ARTICLES SUPPLEMENTARY
INCREASING AUTHORIZED STOCK
AS AUTHORIZED BY SECTION 2-105(c) OF
THE MARYLAND GENERAL CORPORATION LAW

American Mutual Fund, Inc., a Maryland corporation (the "Corporation") having its principal address at 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                  In accordance with Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors has increased the authorized Capital Stock of the corporation to 1,000,000,000 shares of Common Stock (par value $0.001 per share).

SECOND:             The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

THIRD:        (a)  As of immediately before the increase the total number of shares of stock of all classes which the Corporation has authority to issue is 500,000,000 shares of Common Stock (par value $0.001 per share).

(b)  As increased the total number of shares of stock of all classes which the Corporation has authority to issue is 1,000,000,000 shares of Common Stock (par value $0.001 per share).

(c)  The aggregate par value of all shares having a par value is $500,000 before the increase and $1,000,000 as increased.

IN WITNESS WHEREOF, American Mutual Fund, Inc., has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested by its Secretary on this 21st day of January, 2005.

ATTEST:	AMERICAN MUTUAL FUND, INC.

By: /s/ Julie F. Williams	By: /s/ Stuart R. Strachan
Julie F. Williams	Stuart R. Strachan
Secretary	Vice President

THE UNDERSIGNED, Vice President of American Mutual Fund, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under penalty of perjury.

Dated: January 21, 2005	By: /s/ Stuart R. Strachan
Stuart R. Strachan
Vice President

AMERICAN MUTUAL FUND, INC.

ARTICLES SUPPLEMENTARY

American Mutual Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  (a)  The Board of Directors of the Corporation has amended the name of the previously designated “Class F” shares and “Class 529-F” shares to be “Class F-1” shares and “Class 529-F-1” shares, respectively.  All references to Class F shares and Class 529-F shares in the Corporations charter (the “Charter”) shall henceforth reference Class F-1 shares and Class 529-F-1 shares, respectively.

   (b)  The Board of Directors of the Corporation has divided and further classified the authorized but unissued shares common stock of the Corporation, par value $0.001 per share, into 1 additional class, designated “Class F-2”.  The remaining shares of common stock, including the shares currently issued and outstanding, shall consist of the previously designated Class A, Class B, Class C, Class F-1, Class R-1, Class R-2, Class R-3, Class R-4, Class R-5, Class 529-A, Class 529-B, Class 529-C, Class 529-E and Class 529-F-1 shares.  The authorized shares of each such class of common stock shall consist of the sum of (x) the outstanding shares of that class and (y) one-fifteenth (1/15) of the authorized but unissued shares of all classes of common stock; provided however, that in the event application of the above formula would result, at the time, in fractional shares of one or more classes, the number of authorized shares of each such class shall be rounded down to the nearest whole number of shares; and provided, further, that at all times the aggregate number of authorized Class A, Class B, Class C, Class F-1, Class F-2, Class R-1, Class R-2, Class R-3, Class R-4, Class R-5, Class 529-A, Class 529-B, Class 529-C, Class 529-E and Class 529-F-1 shares of common stock shall not exceed the authorized number of shares of common stock (i.e., 1,000,000,000 shares) until changed by action of the Board of Directors in accordance with Section 2-208.1 of the Maryland General Corporation Law.

  (c)  The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Class A, Class B, Class C, Class F-1, Class R-1, Class R-2, Class R-3, Class R-4, Class R-5, Class 529-A, Class 529-B, Class 529-C, Class 529-E and Class 529-F-1 shares are set forth in the Charter of the Corporation.  The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Class F-2 shares of the Corporation are set forth below.

SECOND:  Except to the extent provided otherwise by the Charter of the Corporation, all classes of shares of the Corporation shall represent an equal proportionate interest in the assets of the Corporation (subject to the liabilities of the Corporation) and each share shall have identical voting, dividend, liquidation and other rights; provided, however, that notwithstanding anything in the Charter of the Corporation to the contrary:

(i)  Each class of shares of the Corporation may be issued and sold subject to different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as may be established from time to time by the Board of Directors in accordance with the Investment Company Act of 1940, as amended, and applicable rules and regulations of self-regulatory organizations and as shall be set forth in the applicable prospectus for the shares;

(ii)  Expenses, costs and charges which are determined by or under the supervision of the Board of Directors to be attributable to the shares of a particular class may be charged to that class and appropriately reflected in the net asset value of, and/or dividends payable on, the shares of that class; and

(iii)  Subject to the provisions in the Charter of the Corporation pertaining to the exchange rights of Class B, Class C and Class 529-B shares, each class of shares of the Corporation may have such different exchange rights as the Board of Directors shall provide in compliance with the Investment Company Act of 1940.

THIRD:  The foregoing amendment to the Charter of the Corporation does not increase the authorized capital stock of the Corporation.

FOURTH:  The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Senior Vice President and attested by its Secretary on this 23rd day of May, 2008.

AMERICAN MUTUAL FUND, INC.

By:  /s/ Paul F. Roy
Paul F. Roye
Senior Vice President
ATTEST:

By:  /s/ Vincent P. Corti
Vincent P. Corti
Secretary

The undersigned, Senior Vice President of AMCAP Fund, Inc. who executed on behalf of said Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

 /s/ Paul F. Roye
Paul F. Roye
Senior Vice President